Exhibit 99.2

News Release

CONTACT:
Chris Curran
(314) 588-2765

FOR IMMEDIATE RELEASE

March 16, 2015

PEABODY ENERGY ANNOUNCES COMPLETION OF EARLY TENDER PERIOD

ST. LOUIS, March 16, 2015 – Peabody Energy (NYSE: BTU) announced today that the early tender period for the previously announced tender offer to purchase for cash any and all of the $650 million aggregate principal amount outstanding of its 7 3/8% Senior Notes due 2016 expired at 5:00 p.m., New York City time, on March 13, 2015. Holders of notes that were validly tendered and not validly withdrawn on or prior to 5:00 p.m. on March 13, 2015, received the total consideration of $1,102.71 per $1,000 principal amount, which consists of a $30.00 early tender premium for each $1,000 principal amount of notes plus the tender offer consideration of $1,072.71 per $1,000 principal amount. Holders whose notes were accepted for purchase also received accrued and unpaid interest on their purchased notes from the applicable last interest payment date to, but not including, March 16, 2015.

At the deadline of 5:00 p.m., New York City time, March 13, 2015, $565,651,000 principal amount of all outstanding notes were tendered and not validly withdrawn, representing approximately 87% of all outstanding notes.

The offer is scheduled to expire at 11:59 p.m., New York City time, on March 27, 2015, unless extended. Holders who have not already tendered their notes may do so at any time on or prior to 11:59 p.m., New York City time, on March 27, 2015. Such holders will only be eligible to receive the tender offer consideration. The offer includes an early settlement option which the Company elected to use and the initial settlement date was today, March 16, 2015. Peabody issued a notice of redemption with respect to any notes not tendered in the tender offer and expects to redeem any such notes on April 15, 2015. Peabody reserves the right to terminate, withdraw or amend the offer at any time, as described in the offer to purchase.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms and conditions contained in the offer to purchase and in the related letter of transmittal.

Holders are urged to read the tender offer documents carefully. Copies may be obtained from the information agent, Global Bondholder Services Corporation, by calling toll-free at U.S. 866-470-4500, and for banks and brokers only, at U.S. 212-430-3774.

BofA Merrill Lynch and Morgan Stanley are the dealer managers for the tender offer. Questions regarding the offer may be directed to BofA Merrill Lynch by calling toll-free at U.S. 888-292-0070 or collect at 980-387-3907, or to Morgan Stanley by calling toll-free at U.S. 800-624-1808 or collect at 212-761-1057.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.